                                                                     Exhibit 8.1


                       [Letterhead of Shearman & Sterling]




                                February 21, 2001




SPX Corporation
700 Terrace Point Drive
Muskegon, MI 49440

                     Liquid Yield Option(TM) Notes due 2021

Ladies and Gentlemen:

                  We have acted as special tax counsel for SPX Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-3 filed with the Commission on the date hereof (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"). The Registration Statement relates to the Liquid Yield Option(TM) Notes due 2021 (the "LYONs") in an aggregate principal amount of $994,750,000 offered by the Company. The LYONs are described in the Prospectus. The LYONs were issued under an Indenture, dated as of February 6, 2001 (the "Indenture"), between the Company and The Chase Manhattan Bank, as indenture trustee.

                  In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia, the Prospectus, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

                  Based on the foregoing, the Company's representation that, as of the issue date, the likelihood that the contingent interest payments will be made during the term of the LYONs is not remote, the Company's representation that, as of the issue date, the likelihood that the contingent interest payments will not be made during the term of the LYONs is not remote, and certain estimates made by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the present value of contingent payments, we are of the opinion that:




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(TM) Trademark of Merrill Lynch & Co. Inc.

SPX Corporation                        2                       February 21, 2001



                  (1) the LYONs will be treated as indebtedness for United States federal income tax purposes;

                  (2) the LYONs will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations; and

                  (3) the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs.

Depending on the identity of the persons to whom the LYONs were marketed or sold, there may be a presumption that the comparable yield is the applicable federal rate based on the overall maturity of the LYONs. This presumption may only be overcome with clear and convincing evidence that the comparable yield should be some yield other than the applicable federal rate.

                  We are also of the opinion that the statements contained in the Prospectus under the captions "Summary - The Offering - Tax Original Issue Discount" and "Certain United States Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions with respect thereto, accurately describe the treatment of the LYONs under federal income tax laws, regulations and rulings now in effect.

                  We express no opinions other than those expressed herein. We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

                                           Very truly yours,


                                           /s/ Shearman & Sterling